UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tribune Company
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Filed by Tribune Company
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: Tribune Company
Commission File No.: 001-08572

THIS FILING CONSISTS OF A TRANSCRIPT OF A VIDEO MESSAGE BY THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF TRIBUNE COMPANY ADDRESSED TO THE EMPLOYEES OF TRIBUNE COMPANY ON APRIL 27, 2007.

1.
Good Morning. Today, I'd like to talk about two subjects that are important to all of us.

2.
First, our recently reported financial results, and some actions that are being taken in response. And second, our announcement that Tribune will once again become a private company.

3.
Our Employee Stock Ownership Plan and the investment by Sam Zell have generated lots of attention, so I'll review some key points about the transaction, and address some of the questions you've told us are on your mind.

4.
This week, a number of our newspapers announced expense reductions, including some job eliminations. As revenues have slowed, our newspapers are scaling expenses accordingly. Staff reductions also are taking place at the corporate office. These are difficult, but necessary decisions as we respond to fundamental changes occurring across the media industry.

5.
As consumers and advertisers move to the Internet and other competing media, we must invest where we see growth. That means redeploying resources from areas where revenue is declining, to those that have greater opportunity.

6.
We can't afford not to make these changes. We can do this, and will do this. It's how we'll sustain the important work we do for consumers, advertisers and the communities we serve. It's also critical to making our Employee Stock Ownership Plan successful as we look to the future.

7.
So now let's turn to our going-private transaction, announced on April 2nd.

8.
To recap, all Tribune shareholders will receive $34 per share in cash. This is a significant premium over the $29 range where the stock was trading in mid-March, just prior to the announcement. Employees currently own about 23 million shares of Tribune stock, so the $34 buyout premium is creating over 100 million dollars of additional value for Tribune employees who own stock. The first step, a tender offer for about half of our shares outstanding, was launched this week. As shareholders, you will be receiving information in the mail very soon.

9.
Contrary to some inaccurate reports in the media, employees can invest the money they receive from selling their Tribune stock any way they choose. Employees are not being asked to reinvest any of their proceeds in the ESOP.

10.
Another important point is that all existing retirement and pension benefits are secure. Let me repeat: All existing retirement and pension benefits are secure.

11.
Company contributions to 401(k) Plans will continue through the merger closing or Dec. 31, 2007, whichever comes first. And, a final profit sharing contribution, based on the company's 2007 financial performance, will be announced early in 2008.

12.
Then, beginning in 2008, Tribune will introduce a new package of retirement benefits for eligible employees. Here's how it will look:

1.
First, the company will fund a new cash balance plan.

2.
Second, we'll have the Employee Stock Ownership Plan.

3.
And third, existing 401(k) accounts will remain in place for employee contributions.

13.
Not surprisingly, there have been a lot of questions about exactly how the ESOP will work. Again, keep in mind that the ESOP becomes effective in 2008. The first company contribution allocated to ESOP accounts—and that's targeted at 5 percent of pay—will be made in early 2009.

14.
You'll be hearing a lot more about the ESOP before it's launched. But what I can tell you today is that Tribune's board of directors, the ESOP trustee and your management team all believe it has the potential to be an excellent benefit for eligible employees.

15.
If we make our plan—which calls for modest cash flow growth—the value of stock in the ESOP should increase substantially. If cash flow declines, stock in the ESOP will have little value. Given first quarter financial results, our business units are taking action now to reduce expenses. We're also redeploying resources to faster growing areas like interactive. This is because the most important factor in determining the value of stock in the ESOP will be the company's ability to generate cash flow to pay down debt. Revenue growth and cost discipline will make that happen.

16.
Now, let me turn to another topic that's also received a lot of media attention-the equity incentive pool that is intended to align the interests of key employees with all shareholders.

a.
Whether as a public or private company, Tribune has always had an equity incentive program focused on long term results. This new "equity pool" will replace stock options and restricted stock units that have been awarded during our recent years as a public company.

b.
Participants will receive "share equivalent" awards, not actual shares of stock in the company. Participants in the plan are rewarded if the value of Tribune stock increases, aligning their interests with all ESOP participants.

c.
This incentive plan is explained more fully on our employee website, and I encourage you to review that information if you have further questions.

17.
We're entering one of the most exciting and challenging phases of our company's history. Sam Zell has an outstanding reputation and proven track record as an investor. He sees value in our businesses, and is demonstrating that by investing in Tribune. Earlier this week, he made his initial investment, and he'll join our board of directors at our Annual Meeting in May.

18.
Now much has been made in the media about Zell's "option" to buy 40% of Tribune for $590 million. Keep in mind that this option has value only if the company performs and pays down its debt. That success will also increase the value of the stock in the ESOP, which means employees will benefit as well.

19.
As a private company, we'll be able to focus more on long-term growth as we transform our publishing, interactive and broadcasting businesses. Tribune was a private company for 136 years, and has been public for 24. Now, it's up to us to make sure Tribune is successful as we enter this important new chapter.

20.
A great deal of attention has been given recently to the challenges facing traditional media. Clearly, challenges are there, and the way forward will not be easy. Major change never is.

21.
But it's also important to not lose sight of the opportunities, as well. Our mission—bringing news and information to our communities—is too important for us not to change. We must find creative new ways to enhance our relevance to our customers and our markets.

22.
Over the years, our local media businesses have proven themselves to be resilient. Their value is based on great journalism and on serving our communities. But in this fast-moving media environment, consumers have lots of choices. Since our customers will ultimately determine who wins and who loses, it's up to us to meet their changing needs.

23.
Thanks for listening.

Important Additional Information Regarding the Merger and the Tender Offer will be filed with the SEC:

        In connection with the proposed merger transaction, Tribune Company will file a proxy statement and other documents with the Securities and Exchange Commission (the "SEC"). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT

AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Tribune with the SEC at the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune's website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.

        Tribune Company and its directors and executive officers may be deemed to be "participants" in the solicitation of proxies from the shareholders of Tribune in connection with the proposed merger transaction. Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the accompanying proxy statement for Tribune's 2007 Annual Meeting of Shareholders. Shareholders and investors may obtain additional information regarding the interests of Tribune Company and its directors and executive officers in the merger transaction, which may be different than those of Tribune's shareholders generally, by reading the proxy statement and other relevant documents regarding the merger transaction, which will be filed with the SEC.

        This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Tribune's common stock. The solicitation of offers to buy Tribune's common stock will only be made pursuant to the offer to purchase and related materials that the company will be sending to its shareholders (when available). Shareholders should read those materials carefully (when available) because they will contain important information, including the various terms and conditions of the offer. Shareholders can obtain copies of the offer to purchase, related materials filed by the company as part of the statement on Schedule TO with the SEC on April 25, 2007 through the SEC's internet address at http://www.sec.gov without charge. Shareholders will also be able to obtain copies of the offer to purchase and related materials, when and as filed with the SEC (excluding exhibits), without charge from the company or by written or oral request directed to Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, telephone number 1 (877) 825-8621 (banks and brokerage firms call collect (212) 750-5833).

Forward-Looking Statements

        This document contains certain comments or forward-looking statements that are based largely on the company's current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as "will," "expect," "plans," "believes," "estimates," "intend," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune's publicly available reports filed with the SEC, including the most current annual 10-K report, which contain a discussion of various factors that may affect Tribune's business or financial results. These factors, including also the ability to complete the tender offer or the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this document beyond the published date, or for changes made to this document by wire services or Internet service providers. Tribune's next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this release.